Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409

OFFER OF EMPLOYMENT

Sean O’Neil
Via Email

Dear Sean:

On behalf of Glen Messina, President and CEO of Ocwen Financial Corporation (the Company), we are very excited to confirm our offer of employment to you as Executive Vice President, Chief Financial Officer, reporting to Mr. Messina. This offer will remain open until May 31, 2022 and is conditioned upon your employment beginning on or before June 13, 2022.

Below is an outline of your annual target compensation package totaling $1,750,000. All compensation is subject to applicable withholding taxes and deductions and is contingent upon your continued employment.

Salary. You will receive an annual base salary of $550,000, which is payable in bi-weekly installments. As an exempt employee, you will be ineligible for overtime.

AIP. Your annual incentive compensation target under the Annual Incentive Plan (AIP) will equal $550,000 or 100% of your base salary. Actual payout is based on Company, business unit and individual performance, subject to the Plan as it may be amended from time to time. Your AIP target for 2022 will not be pro-rated provided you begin employment by June 13th.

LTIP. You will receive a 2022 Long-Term Incentive Plan (LTIP) award with the target value of $650,000, 118% of your base salary, the unit quantity of which will denominated by Ocwen’s average closing stock price for the 30-day period ending with your employment start date. This award is subject to approval of the grant by the Compensation & Human Capital Committee of the Ocwen Board of Directors, the terms of Ocwen’s 2021 Equity Incentive Plan and the terms of the applicable award agreements:

•50% of target units will be granted as time-vested Restricted Stock Units (RSUs), vesting in equal thirds on each of the first three anniversaries of your employment start date; and

•50% of target units will be granted as Performance Restricted Stock Units (PRSUs), vesting in its entirety on the third anniversary of your employment start date. The performance-based component of the Award measures Total Shareholder Return (TSR) performance against a group of peer companies.

In addition, you will be eligible for the following one-time compensation arrangements:

Cash Sign-on Bonus. You will receive a cash sign-on bonus totaling the amount of $650,000, payable in the following installments:
(1)$125,000 within 30 days following your employment start date;
(2)$250,000 within 30 days following your one-year employment anniversary;
(3)$125,000 within 30 days following your two-year employment anniversary; and
(4)$150,000 within 30 days following your three-year employment anniversary.

In the event you resign from your position (with the exception of a Resignation for Good Reason as defined in Exhibit A) prior to the one-year anniversary of each cash sign-on payment, you will be required to reimburse the Company for that payment.

Sign-on Restricted Stock Units. You will receive a one-time award of Restricted Stock Units, with the number of units determined by dividing the target value of $1,250,000 by the closing share price of Ocwen common stock on your employment start date. These units will vest in equal fourths on the first, second, third and fourth anniversaries of the grant, and settling in shares of Ocwen common stock to the extent shares are available under the 2021 Equity Incentive Plan (and settling in cash to the extent shares are unavailable). This award is subject to approval of the grant by the Compensation & Human Capital Committee of the Ocwen Board of Directors.

In the event of termination without cause or Resignation for Good Reason (as defined in Exhibit A), Ocwen will pay you an amount equivalent to the value of any unpaid cash sign-on bonus payments and unvested sign-on Restricted Stock Units. In addition, any termination without cause or Resignation for Good Reason within four years of your employment start date will constitute an “Eligible Termination” under the Company’s United States Basic Severance Plan.

You will be eligible to participate in Company benefits plans including health, disability, life insurance, 401(k), paid time off, tuition assistance, employee assistance and wellness programs subject to the terms, conditions, and limitations contained in the applicable plan documents and insurance policies. You will be eligible for health insurance benefits on the first day of the month after 30 days of employment. You have 30 days from your hire date to enroll for these benefits. If you do not enroll, it is assumed that you have declined voluntary benefits, which means you'll have no medical, dental or other voluntary coverage for the year, unless you experience a qualified life status event.

In addition to Company-designated holidays each year, you will begin to accrue paid time off on a bi-weekly basis beginning your first day of employment, which can be used after completing 30 days of employment.

This offer and your acceptance are not to be construed as creating an employment contract for any definite period of time. In this regard, your employment is at-will. This means that either you or Ocwen are free to end the employment relationship at any time, with or without notice or cause. Nothing in this letter or Ocwen policies or procedures, either now or in the future, are intended to change the at-will nature of our relationship.
This offer and your acceptance are contingent upon the Company completing a satisfactory formal investigation of your background including a review of your employment history, criminal record and the successful completion of a drug screening.

You will also receive a Pre-Dispute Agreement, an Employee Confidentiality Agreement and a Conflict of Interest Agreement for your execution through an electronic signature system. Please complete at your earliest convenience following your acceptance of this offer and prior to your assigned start date.

We are very much looking forward to having you work with us at Ocwen and are confident you will find your role challenging and rewarding.

Sincerely,

/s/ Dennis Zeleny

Dennis Zeleny
EVP, Chief Administrative Officer
Ocwen Financial Corporation

Offer Accepted

/s/ Sean O’Neil__________________________                5/11/2022_________
Sean O’Neil                                Date

Cc:    Glen Messina, President and CEO Ocwen Financial Corporation
Jose Sanz, VP, Talent Acquisition and US Facilities

Exhibit A
Resignation for Good Reason
“Good Reason” is deemed to exist if, absent your written consent, any of the following events occur:
(1)A material reduction by the Company in your base salary, annual incentive opportunity or annual total target direct compensation, other than a reduction that is part of a general cost reduction affecting at least 90% of the executives of the Company holding a title of Executive Vice President and which does not exceed 10% of your annual base salary, AIP target, and/or LTIP target (as applicable) in the aggregate when combined with any such prior reductions; provided, however, that if a reduction described in this paragraph 1 occurs and you resign for Good Reason, then any severance payments or benefits provided to you under the United States Basic Severance Plan in accordance with the preceding offer letter shall be determined on the basis of your annual base salary and/or AIP target (as applicable) prior to such reduction. For the avoidance of doubt, if the Compensation and Human Capital Committee exercises its discretion to award an AIP payout at greater or lesser than target value, an LTIP Target award at greater or lesser value than in the offer letter, and/or if LTIP awards vest at a greater or lesser value than target value, that shall not constitute Good Reason under this paragraph 1;
(2)A material diminution in your position, duties or responsibilities, provided, that the following shall not qualify as a material diminution of your position, duties or responsibilities pursuant to this paragraph 2:
(A)A decrease in job grade, standing alone;
(B)A temporary change in position, duties, or responsibilities in order to facilitate a strategic initiative; or
(C)A strategic reduction in or transfer of the assets, liabilities, or operations of the Company not constituting a change in control;
(3)The Company’s material breach of any provision of this offer letter.
Provided, that upon the occurrence of any of the events described in paragraphs 1 – 3 above:
(A) You give written notice to the Company setting forth in reasonable detail the basis of the event within 30 days of your becoming aware of it;
(B) Such event has not been cured within 30 days after your written notice; and
(C) You terminate your employment within 90 days after you give your notice under (A).